As filed with the Securities and Exchange Commission on June 5, 2015	Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(exact name of registrant as specified in its certificate of incorporation)

MARYLAND	52-1532952
(state or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

 17801 Georgia Avenue

Olney, Maryland 20832

(301)774-6400

(Address, including zip code, and telephone

number, including area code, of registrant's principal executive offices)

SANDY SPRING BANCORP, INC.

2015 OMNIBUS INCENTIVE PLAN

SANDY SPRING BANK

401(K) PLAN

(Full Title of the Plan)

Ronald E. Kuykendall, Esq.	Copies to:
Executive Vice President,	Aaron M. Kaslow, Esq.
General Counsel and Secretary	Suzanne A. Walker, Esq.
Sandy Spring Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
17801 Georgia Avenue	607 14th Street, N.W.
Olney, Maryland 20832	Washington, DC 20005
(301)774-6400	(202) 508-5800

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $1.00 Par Value	1,500,000 Shares	$26.78	$40,170,000	$4,668
Common Stock $1.00 par value	2,927,621 Shares	$26.78	$78,401,683	$9,111

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) also covers: (i) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) any additional shares of common stock of the Registrant (“Common Stock”) that become issuable under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (“2015 Plan”) and the Sandy Spring Bank 401(k) Plan (“401(k) Plan”) by reason of any stock split, stock dividend or similar adjustment of the outstanding Common Stock and (ii) pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests offered or sold pursuant to the 401(k) Plan based on the maximum amount that could be issued under the Plan.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the high and low sales price per share of the common stock as reported on the Nasdaq Global Select Market on June 3, 2015.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), and 17 C.F.R. §230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information

The documents containing the information for the 2015 Plan and the 401(k) Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Sandy Spring Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference or furnished herewith in this Registration Statement, as stated below:

(a) The Registrant’s Annual Form 10-K which includes the consolidated statements of condition of the Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2014. The Form 10-K was filed with the SEC on March 6, 2015 (SEC File No. 0-19065).

(b) The Registrant’s Quarterly Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015 (SEC File No. 000-52477).

(c) The Registrant’s Current Report on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on May 8, 2015 (SEC File No. 000-52477), is incorporated by reference.

(d) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference and made a part hereof from the date of filing such documents (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Article XV of the Corporation’s Articles of Incorporation provides:

Subject to applicable provisions of federal law, the Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of the Corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the Corporation, in accordance with the provisions of this Article XV and the Maryland General Corporation Law, that the director shall not be entitled to indemnification.

The rights of indemnification provided for in this Article XV shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Rights of indemnification under this Article XV shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7. Exemption from Registration Claimed

None.

Item 8. List of Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Description	Incorporated By Reference to:

4.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065.

4.2	Bylaws of Sandy Spring Bancorp, Inc., as amended	Exhibit 3(c) to Form 10-K for the year ended December 31, 2013, SEC File No. 0-19065.

4.3	Sandy Spring Bank 401(k) Plan	Filed herewith.

4.4	Form of Stock Option Agreement	Filed herewith.

4.5	Form of Restricted Stock/Restricted Stock Unit Award Agreement	Filed herewith.

4.6	Form of Stock Appreciation Agreement	Filed herewith.

4.7	Form of Performance Award Agreement	Filed herewith.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP, Washington, DC, as to the legality of the Common Stock registered hereby for the 2015 Plan.	Filed herewith.

10.1	Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan	Appendix A of the Registrant’s for the 2015 Plan. Definitive Proxy Statement filed with SEC on March 31, 2015. SEC File No. 0-19065.

23.1	Consent of Kilpatrick Townsend & Stockton LLP.	Contained in the opinion included as Exhibit 5

23.2	Consent of Ernst & Young LLP	Filed herewith.

23.3	Consent of Grant Thornton LLP	Filed herewith.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the 401(k) Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sandy Spring Bancorp, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on June 5, 2015.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel J. Schrider	President, Chief Executive Officer	June 5, 2015
Daniel J. Schrider	and Director
(Principal Executive Officer)

/s/ Philip J. Mantua	Executive Vice President and	June 5, 2015
Philip J. Mantua	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Robert L. Orndorff	Chairman of the Board	June 5, 2015
Robert L. Orndorff

/s/ Ralph F. Boyd, Jr.	Director	June 5, 2015
Ralph F. Boyd, Jr.

Director
Mark E. Friis

/s/ Susan D. Goff	Director	June 5, 2015
Susan D. Goff

/s/ Robert E. Henel, Jr.	Director	June 5, 2015
Robert E. Henel, Jr.

/s/ Pamela A. Little	Director	June 5, 2015
Pamela A. Little

/s/ Gary G. Nakamoto	Director	June 5, 2015
Gary G. Nakamoto

/s/ Craig A. Ruppert	Director	June 5, 2015
Craig A. Ruppert

/s/ Dennis A. Starliper	Director	June 5, 2015
Dennis A. Starliper

Director
Mei Xu

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Sandy Spring Bank 401(k) Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Olney, Maryland on June 5, 2015.

SANDY SPRING BANK 401(k) PLAN

By:	/s/ Daniel J. Schrider

EXHIBIT INDEX

Exhibit No.	Description	Incorporated By Reference to:

4.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065.

4.2	Bylaws of Sandy Spring Bancorp, Inc., as amended	Exhibit 3(c) to Form 10-K for the year ended December 31, 2013, SEC File No. 0-19065.

4.3	Sandy Spring Bank 401(k) Plan	Filed herewith.

4.4	Form of Stock Option Agreement	Filed herewith.

4.5	Form of Restricted Stock/Restricted Stock Unit Award Agreement	Filed herewith.

4.6	Form of Stock Appreciation Agreement	Filed herewith.

4.7	Form of Performance Award Agreement	Filed herewith.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP, Washington, DC, as to the legality of the Common Stock registered hereby for the 2015 Plan.	Filed herewith.

10.1	Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan	Appendix A of the Registrant’s for the 2015 Plan. Definitive Proxy Statement filed with SEC on March 31, 2015. SEC File No. 0-19065.

23.1	Consent of Kilpatrick Townsend & Stockton LLP.	Contained in the opinion included as Exhibit 5

23.2	Consent of Ernst & Young LLP	Filed herewith.

23.3	Consent of Grant Thornton LLP	Filed herewith.